Purchase and Sale Agreement

By and Among

Immunic, Inc.,

The Buyers Party Hereto,

and

BVF Partners L.P.

Dated as of February [12], 2026

TABLE OF CONTENTS

(i)

(u)

Index of Exhibits, Schedules and AnnexesExhibit A: Buyers

Exhibit B: Bill of Sale

Exhibit C: Form of Seller Opinion

Exhibit D: Form of Royalty Report

(m)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February [12], 2026 (this “Agreement”), is made and entered into by and among Immunic, Inc., a Delaware corporation (the “Seller”), each of the entities listed on Exhibit A hereto (each, a “Buyer” and together, the “Buyers”), and BVF Partners L.P., in its capacity as the Royalty Interest Agent (as defined herein).

W I T N E S S E T H:

WHEREAS, the Seller, directly and indirectly through the Seller Subsidiary, is in the business of, among other things, developing and eventually commercializing the Product;

WHEREAS, each Buyer desires to purchase its Revenue Participation Right from the Seller in exchange for its Exchanged Series B Warrants, and the Seller desires to sell to each Buyer such Buyer’s Revenue Participation Right in exchange for the delivery and cancellation of such Buyer’s Exchanged Series B Warrants, in each case, on the terms and conditions set forth in this Agreement; and

WHEREAS, substantially simultaneously herewith, the Seller and Buyers, among others, are entering into that certain Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), providing for the sale and purchase of an aggregate of (i) 229,076,000 pre-funded warrants to purchase common stock of the Seller at a price per pre-funded warrant equal to $0.87322 (the “Per Share Price”) minus $0.0001, the exercise price of each pre-funded warrant, (ii) together with warrants to purchase an aggregate of 229,076,000 shares of common stock of the Seller.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1  Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in The City of New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Clinical and Commercial Quarterly Report” is defined in Section 6.1(a).

“Clinical and Commercial Semi-Annual Report” is defined in Section 6.1(a).

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of the Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for the Product.

“Closing” means the closing of the sale, transfer, assignment and conveyance to each Buyer of its Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to the Product.

“Combination Product” means:

(a)  a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both the Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

(b)  a combination therapy comprised of the Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to the Product in this Agreement shall be deemed to include Combination Products.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to the Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product (including the using, importing, selling and offering for sale of the Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Product.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Seller (provided that such size and resources shall not decrease below the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, taking into account its safety, tolerability and efficacy, its proprietary position and profitability (without regard to the Seller’s financial obligations under this Agreement) and the competitiveness of alternative third party products.

“Confidential Information” is defined in Section 8.1.

“Consideration” is defined in Section 2.2.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyers by the Seller concurrently with the execution of this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase the Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell the Product (with or without packaging rights) in one or more regions, (c) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller or its Affiliate based on such Third Party’s sale of the Product, and (d) is not granted a license or sublicense of any Patent rights to Commercialize the Product by the Seller or any of its Affiliates. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged the Product supplied in unpackaged bulk form into individual ready-for-sale packs. For clarity, a Third Party will be deemed a “Distributor” hereunder solely if such Third Party meets all of the foregoing clauses (a), (b), (c) and (d).

“EMA” means the European Medicines Agency, or any successor agency thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchanged Series B Warrants” means, with respect to each Buyer, an amount of Series B Warrants set forth beside such Buyer’s name in the “Exchanged Series B Warrants” column on Exhibit A hereto.

“Existing Out-License” is defined in Section 4.1(h)(ii).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means the first sale for use or consumption by an end-user of the Product in any country of the world after Marketing Approval of the Product has been granted in such country, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Improvements” means any improvement, invention or discovery relating to the Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of the Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of the Product.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property Product Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to the Product; (c) rights in all Know-How necessary for the development, manufacture or Commercialization of the Product; and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary for the development, manufacture or Commercialization of the Product.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to the Product in any country or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary for the development, manufacture, or Commercialization of the Product.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense under intellectual property rights to Commercialize the Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification necessary or reasonably useful to market the Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required. For clarity, notwithstanding the foregoing, solely with respect to Section 6.2, “Marketing Approval” shall not include pricing and reimbursement approvals.

“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of any Buyer’s Royalty Payments, (b) a material adverse effect on (i) the Product, (ii) any of the Intellectual Property Rights, including the Seller’s or the Seller Subsidiary’s rights in or to any Intellectual Property Rights, (iii) any Marketing Approval of the Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of any Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates or (c) an adverse effect in any material respect on any Buyer’s Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” means the gross amount invoiced, billed or otherwise recorded for sales of the Product anywhere in the world by or on behalf of the Seller, its Affiliates or any of its or their Licensees, assignees, transferees or successors-in-interest (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party (including a Distributor) in an arms-length transaction (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued in accordance with generally accepted accounting principles consistently applied, and not reimbursed by such Third Party, provided, that any given amount may be taken as a permitted deduction only once:

(a)  reasonable and customary trade, cash and quantity discounts actually given on the Product sold;

(b)  governmental and other discounts and rebates (or equivalents thereof) to national, state, provincial, local and other Governmental Entities, their agencies and purchasers, and reimbursers, or to trade customers, including amounts due to Third Parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales to any governmental or regulatory authority in respect of state or federal Medicare, Medicaid, Veterans Administration, or any purchasers of the federal supply schedule or similar programs;

(c)  chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or healthcare organizations or other customers;

(d)  any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) (as amended or replaced);

(e)  credits, allowances, or adjustments actually granted for any damaged or recalled Product, returns or rejections of the Product, price adjustments, billing adjustments, bid defaults, promotional payments, or other similar allowances;

(f)  co-pay assistance, co-insurance assistance or other coupons directly related to the sale of the Product, accrued, paid or deducted pursuant to an agreement;

(g)  transportation and other distribution costs, including insurance, shipment, carriage, delivery, and packaging, in each case for outbound freight related to delivery of the Product to the extent included and separately itemized in the gross amount invoiced;

(h)  sales taxes, value added taxes, and other taxes directly linked to the sales of the Product to the extent included in the gross amount invoiced; and

(i)  any other items actually deducted in calculating net sales or net revenue (as applicable) under GAAP consistently applied by the applicable Related Party.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of the Product used as samples, and Product used in the development of the Product, or (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of the Product), but will include subsequent sales or dispositions of the Product to a non-Related Party.

With respect to sales of the Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of the Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Related Party’s, as applicable, method for calculating rates of exchange in the preparation of its annual financial statements in accordance with generally accepted accounting principles consistently applied.

Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in such country during such same accounting period. If the Product contained in such Combination Product is not sold separately in finished form in such country, the Seller or the Related Party, as applicable, and the Royalty Interest Agent shall determine Net Sales for the Product by mutual agreement based on the relative contribution of the Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

“Other Component” is defined in the definition of “Combination Product”.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to Commercialize the Product.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the development, manufacture, use, marketing, promotion, sale or distribution of the Product, as well as existing or future Patents covering any Improvements.

“Permitted License” is defined in Section 6.7(a).

“Permitted Licensee” is defined in Section 6.7(a).

“Permitted Liens” means the following:

(a)  Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)  Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(d)  Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or otherwise and not interfering in any material respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(i)  any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j)  normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k)  Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(l)  Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(m)  Liens granted by the Seller or any of its Subsidiaries to third party lenders (“Secured Lenders”) pursuant to bona fide lending agreements or royalty financing agreements that may be entered into by the Seller or any of its Subsidiaries, provided that the Secured Lenders have entered into customary intercreditor agreements in a form reasonably acceptable to the Seller and the Royalty Interest Agent (on behalf of the Buyers).

“Permitted Purchaser” means any Third Party who acquires rights to the Product in a Permitted Sale.

“Permitted Sale” means any sale, transfer, assignment or other disposition, not constituting an Out-License, of any rights relating to the Product.

“Permitted Transfer” means a transfer of a Buyer’s rights under this Agreement (a) pursuant to a court order, (b) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, or (c) upon notice to the Seller, to any Third Party who is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Per Share Price” is defined in the preamble.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means (a) the small molecule product internally coded by the Seller as IMU-838, (b) any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro-drugs of such compound, and (c) any pharmaceutical product that contains any of the foregoing, in each case in any dosage form, dosing regimen, strength or route of administration, and including Combination Products.

“Product Collateral” means the Seller’s and the Seller Subsidiary’s rights, title and interests in (a) the Product (including all inventory of the Product), (b) the Product Rights owned, licensed or otherwise held by the Seller, and (c) any proceeds from either (a) or (b) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of the Product by the Seller or its Licensees or any other Related Parties.

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Product, (c) In-Licenses and (d) Out-Licenses.

“Pro Rata Percentage” means, with respect to each Buyer, the quotient (expressed as a percentage) of (a) the number of such Buyer’s Exchanged Series B Warrants, divided by (b) the aggregate number of Exchanged Series B Warrants by all Buyers.

“Qualified Change of Control” means a sale, merger, or reorganization of the Seller in which the Seller’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the Seller or the surviving entity immediately after such transaction, and for which the per share consideration for such transaction is greater than 300% of the Per Share Price (adjusted for any stock splits or recapitalization events after the date hereof).

“Receiving Party” is defined in Section 8.1.

“Regulatory and IP Semi-Annual Report” is defined in Section 6.1.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact the Product with respect to any regulatory filings or submissions made to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Report” is defined in Section 6.1.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Repurchase” is defined in Section 6.14.

“Repurchase Objection Date” is defined in Section 6.14.

“Repurchase Terms” is defined in Section 6.14.

“Revenue Participation Right” means, with respect to a Buyer, the right to receive such Buyer’s Royalty Payments.

“Royalty Interest Agent” is defined in Section 3.4(a).

“Royalty Payments” means, with respect to each Buyer and for each calendar quarter, an amount payable to such Buyer equal to (i) the amount of all aggregate Net Sales of the Product during such calendar quarter multiplied by (ii) such Buyer’s Royalty Rate.

“Royalty Rate” means, with respect to each Buyer, the percentage set forth beside such Buyer’s name in the “Royalty Rate” column on Exhibit A hereto.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of the Product.

“SEC Reports” means (a) the Seller’s most recently filed Annual Report on Form 10-K and (b) all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished (as applicable) by the Seller following the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed and prior to the execution of this Agreement, together in each case with any amendments or supplements thereto and any documents incorporated by reference therein or exhibits thereto.

“Secured Lenders” is defined in the definition of “Permitted Liens”.

“Securities Act” means the Securities Act of 1933.

“Securities Purchase Agreement” is defined in the preamble.

“Seller” is defined in the preamble. References to the Seller herein (i) shall be deemed to include any assignee of the Seller pursuant to Section 10.4, but (ii) shall not include any Permitted Purchaser.

“Seller Certificate” is defined in Section 5.1(h).

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Seller Subsidiary” means Immunic AG, a German Aktiengesellschaft wholly-owned by the Seller.

“Series B Warrants” means the Seller’s Series B warrants to purchase either shares of the Seller’s common stock or pre-funded warrants to purchase shares of the Seller’s common stock.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

Section 1.2  Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)  “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)  “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)  “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)  references to a Person are also to its permitted successors and assigns;

(e)  definitions are applicable to the singular as well as the plural forms of such terms;

(f)  references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)  references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)  references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1  Purchase, Sale and Assignment.

(a)  At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to each Buyer, without recourse (except as expressly provided herein), and each Buyer shall purchase, acquire and accept from the Seller, such Buyer’s Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to each Buyer by the Seller of such Buyer’s Revenue Participation Right pursuant to this Section 2.1 all of the Seller’s right, title and interest in and to such Buyer’s Revenue Participation Right shall terminate, and all such right, title and interest shall vest in such Buyer.

(b)  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to each Buyer of all of the Seller’s right, title and interest in and to such Buyer’s Revenue Participation Right. Neither the Seller nor the Buyers intend the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from any Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to each Buyer’s Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller and each Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to each Buyer of all of the Seller’s right, title and interest in and to such Buyer’s Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of each Buyer’s Revenue Participation Right as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes each Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect to such Buyer’s Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to each Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to each Buyer, as security for the payment of amounts to each Buyer due hereunder, a security interest in and to all right, title and interest in, to and under such Buyer’s Revenue Participation Right, such Buyer’s Royalty Payments (excluding, for the avoidance of doubt, accounts and payment intangibles (each as defined in the UCC) of the Seller) and the Product Collateral, and the Seller does hereby authorize each Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”).

Section 2.2  Consideration. At the Closing and upon the terms and subject to the conditions of this Agreement, each Buyer shall deliver its Exchanged Series B Warrants (the “Consideration”) to the Seller for the sale, transfer, assignment and conveyance of such Buyer’s Revenue Participation Right.

Section 2.3  No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, each Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept such Buyer’s Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

ARTICLE 3

CLOSING

Section 3.1  Closing(a). Subject to the satisfaction of the conditions set forth in ARTICLE 5, the Closing shall take place remotely via the exchange of documents and signatures on the date of the closing of the Securities Purchase Agreement, subject to the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their nature are to be satisfied at the Closing).

Section 3.2  Exchange of Series B Warrants(a). At the Closing, each Buyer shall deliver (or cause to be delivered) its Exchanged Series B Warrants to the Seller. The Exchanged Series B Warrants shall promptly be cancelled by the Seller upon receipt, and the Seller shall have no further obligations arising out of or relating to such Exchanged Series B Warrants.

Section 3.3  Bill of Sale. At the Closing, upon confirmation of the receipt of the each Buyer’s Exchanged Series B Warrants, the Seller shall deliver to each Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of such Buyer’s Revenue Participation Right in form attached hereto as Exhibit B hereto.

Section 3.4  Appointment of the Royalty Interest Agent.

(a)  The Seller hereby appoints BVF Partners L.P. as the “Royalty Interest Agent.” The Royalty Interest Agent will not be deemed to be a trustee or other fiduciary on behalf of any Buyer or any other Person, nor will the Royalty Interest Agent have any liability to any Buyer in the nature of a trustee or other fiduciary.

(b)  The Royalty Interest Agent shall be entitled to reimbursement from the Buyers, severally based on each Buyer’s Pro Rata Percentage, of all documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder, including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement. Any such expenses may also be reimbursed via offset against future Royalty Payments.

(c)  The Royalty Interest Agent may resign at any time. In the event of the resignation of the Royalty Interest Agent, a new Royalty Interest Agent shall be appointed by the vote or written consent of Buyers holding a majority of the aggregate Revenue Participation Rights. Notice of such vote or a copy of the written consent appointing such new Royalty Interest Agent shall be sent to the Seller, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1  Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto or the SEC Reports, the Seller represents and warrants to the Buyers that as of the date hereof:

(a)  Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)  Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)  Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)  No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or any Buyer’s Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or any Buyer’s Revenue Participation Right.

(e)  Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1(a), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)  No Litigation. None of the Seller or any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)  Compliance.

(i)  All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)  None of the Seller or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable laws or regulations.

(iii)  The Seller has provided to the Buyers prior to the date hereof in a data room available to the Buyers true and correct copies or summaries of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to the Product since December 31, 2024.

(iv)  None of the Seller, any of its Subsidiaries and, to the Knowledge of the Seller, any Third Party manufacturer of the Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to the Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)  Since December 31, 2024, (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to the Product, which would result in a Material Adverse Effect, and (C) to the Seller’s knowledge, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to the Product, or (2) a material change in the labeling of the Product. Since December 31, 2024, None of the Seller or any of its Subsidiaries has experienced any significant failures in the manufacturing of the Product for clinical use or commercial sale that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(h)  Licenses.

(i)  In-Licenses. There are no In-Licenses.

(ii)  Out-Licenses. Except as set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, there are no Out-Licenses (any Out-License set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing Out-License”). A true, correct and complete copy of each Existing Out-License has been provided to the Buyers by the Seller in a data room available to the Buyers. Neither the Seller nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing Out-License.

(iii)  Validity and Enforceability of Out-Licenses. Each Existing Out-License is a valid and binding obligation of the Seller and the counterparty thereto. To the Knowledge of the Seller, each Existing Out-License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with any Existing Out-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iv)  No Termination. The Seller has not (A) given notice to a counterparty of the termination of any Existing Out-License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing Out-License or (B) received from a counterparty thereto any written notice of termination of any Existing Out-License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing Out-License.

(v)  No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing Out-License either by the Seller or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(vi)  Payments Made. The respective counterparty of each Existing Out-License has made all payments to the Seller required under each Existing Out-License as of the date hereof.

(vii)  No Assignments. The Seller has not consented to any assignment by the counterparty to any Existing Out-License of any of its rights or obligations under any such Existing Out-License and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such Existing Out-License to any Person.

(viii)  No Indemnification Claims. The Seller has not notified any Person of any claims for indemnification under any Existing Out-License nor has the Seller received any claims for indemnification under any Existing Out-License.

(ix)  No Infringement. None of the Seller or any of its Subsidiaries has received any written notice from, or given any written notice to, any counterparty to any Existing Out-License regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i)  No Liens; Title to Revenue Participation Right. None of the property or assets, in each case, that specifically relate to the Product, including Intellectual Property Rights, of the Seller or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien. Upon the Closing, each Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to such Buyer’s Revenue Participation Right, free and clear of all Liens.

(j)  Manufacturing; Supply. All of the Product has, since January 1, 2022, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since January 1, 2022, neither the Seller nor any Affiliate of the Seller has experienced any significant failures in the manufacturing or supply of the Product that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of the Product to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of the Product to support the commercial launch of the Product.

(k)  Intellectual Property.

(i)  Schedule 4.1(k)(i)(A) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller Subsidiary is the sole and exclusive owner of all of the Existing Patent Rights, except as disclosed in Schedule 4.1(k)(i)(A). Schedule 4.1(k)(i)(A) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii)  None of the Seller or any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii)  All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. None of the Seller or any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and none of the Seller or any of its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv)  None of the Seller or any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)  None of the Seller or any of its Subsidiaries has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller Subsidiary in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)  To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of the Product, in the form the Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii)  To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii)  The Seller Subsidiary has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(l)  Indebtedness. Schedule 4.1(l) sets forth a complete list of the outstanding Indebtedness of the Seller and its Subsidiaries.

(m)  Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five (5) years has been, “Immunic, Inc.” The Seller is, and for the prior five (5) years has been, incorporated in the State of Delaware.

(n)  Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2  Buyer’s Representations and Warranties. Each Buyer, severally for itself and not jointly with any other Buyer, hereby represents and warrants to the Seller that:

(a)  Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)  Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)  Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)  No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)  Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)  No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)  Ownership of the Warrants. The Buyer is the record and beneficial owner of its Exchanged Series B Warrants, free and clear of all Liens (other than restrictions on transfer that may arise under applicable securities laws).

(h)  Tax Status. Under current law, the Buyer is exempt from U.S. federal withholding tax on all payments with respect to such Buyer’s Revenue Participation Right by reason of the Buyer’s status as eligible for zero percent treaty rates with respect to such payments.

(i)  Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.1  Conditions to the Buyers’ Obligations. The several obligations of each Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)  The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyers shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b)  The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. Each Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c)  No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. Each Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d)  There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)  There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit any Buyer’s purchase of its Revenue Participation Right.

(f)  Each Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

(g)  The Seller shall have delivered to each Buyer the legal opinion of Dentons US LLP, as counsel to the Seller, in substantially the form attached hereto as Exhibit C.

(h)  Each Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).

Section 5.2  Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)  Each Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of each Buyer on the Closing Date certifying on behalf of such Buyer to the effect of the foregoing.

(b)  The representations and warranties of each Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of each Buyer on the Closing Date certifying on behalf of such Buyer to the effect of the foregoing.

(c)  There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)  There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit any Buyer’s purchase of its Revenue Participation Right.

(e)  The Seller shall have received from each Buyer a valid, properly executed Internal Revenue Service Form W-9 or W-8BEN-E (as applicable) certifying that such Buyer is exempt from U.S. federal withholding Tax in respect of all payments with respect to such Buyer’s Revenue Participation Right under an applicable United States income Tax treaty.

(f)  The Seller shall have received a certificate of an authorized person of each Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of such Buyer.

ARTICLE 6

COVENANTS

Section 6.1  Reporting. From and after the date hereof, the Seller shall provide each Buyer:

(a)  promptly following the end of each calendar quarter, but in any event, in each case, no later than forty-five (45) calendar days after the end of such calendar quarter, as applicable, a reasonably detailed quarterly report setting forth, with respect to such same period, (i) the Clinical Updates and (ii) the Commercial Updates (the “Clinical and Commercial Quarterly Report”); provided that beginning with (A) the first (1st) calendar quarter following Marketing Approval (in the case of Clinical Updates) or (B) the fifth (5th) calendar quarter following the First Commercial Sale in the United States (in the case of Commercial Updates) of the Product, the Seller shall no longer be required to deliver Clinical and Commercial Quarterly Reports for the Product and shall thereafter promptly following the end of each six (6)-month period in a calendar year (January to June and July to December), but in any event, in each case, no later than forty-five (45) calendar days after the end of such six (6)-month period, as applicable, a reasonably detailed semi-annual report setting forth, with respect to such same period, (1) any Clinical Updates and (2) the Commercial Updates (the “Clinical and Commercial Semi-Annual Report”);

(b)  promptly following the end of each six-month period in a calendar year (January to June and July to December), but in any event, in each case, no later than forty-five (45) calendar days after the end of such six-month period, as applicable, a reasonably detailed semi-annual report setting forth, with respect to such same period, (i) the Regulatory Updates, and (ii) the Intellectual Property Updates (the “Regulatory and IP Semi-Annual Report”, and, collectively with the Clinical and Commercial Quarterly Reports and the Semi-Annual Clinical and Commercial Reports, the “Reports”); and

(c)  The Seller shall include in each Report any (i) material CMC updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in each Out-License.

(d)  The Seller shall also use its commercially reasonable efforts to provide the Buyers with such additional information regarding the updates included in each Report as the Royalty Interest Agent may reasonably request from time to time. The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

Section 6.2  Royalty Payments; Revenue Participation and Royalty Payment Details.

(a)  From and after the First Commercial Sale of the Product in any country, the Seller shall pay to each Buyer, without any setoff or offset (subject, in each case, to Section 6.13), the Royalty Payment applicable to such Buyer for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of each of the first three calendar quarters and seventy-five (75) calendar days after the end of the last calendar quarter in each calendar year (or three (3) Business Days after the filing of the Seller’s annual report on Form 10-K, if earlier), provided that for any payments received by the Seller after the date that is thirty (30) calendar days after the end of each calendar quarter, such payment will be paid with the following calendar quarter’s Royalty Payment. A late fee of 4% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)  From and after the First Commercial Sale of the Product in any country, for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of each of the first three calendar quarters and seventy-five (75) calendar days after the end of the last calendar quarter in each calendar year (or three (3) Business Days after the filing of the Seller’s annual report on Form 10-K, if earlier), the Seller shall provide to each Buyer a report, in substantially the form attached to this Agreement as Exhibit D, setting forth in reasonable detail (i) the calculation of Gross Sales and Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(d)), and (ii) (A) the calculation of the Royalty Payment payable to each Buyer for the applicable calendar quarter, identifying, on a country-by-country basis, the number of units of the Product sold by the Seller, its Affiliates and each other Related Party and (B) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s, its Affiliate’s or Licensee’s method for calculating rates of exchange in the preparation of the its annual financial statements in accordance with accounting principles generally accepted in the United States); provided that for any reports received by the Seller after the date that is thirty (30) calendar days after the end of each calendar quarter, the Seller shall provide to each Buyer the relevant information from such reports in the following calendar quarter’s report.

(c)  Any payments required to be made by a party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the receiving party shall designate in writing prior to the date of such payment.

Section 6.3  Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyers or any other public announcement using substantially the same text as such press release, neither the Buyers nor the Seller shall, and each party hereto shall cause its respective Subsidiaries not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule or regulation.

Section 6.4  Inspections and Audits of the Seller. Following the Closing, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Royalty Interest Agent may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Royalty Payments made under this Agreement. Upon the Royalty Interest Agent’s reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller shall use commercially reasonable efforts to exercise any rights it may have under any Out-License relating to the Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Royalty Interest Agent hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyers, in proportion to their Pro Rata Percentage, unless the independent public accounting firm determines that aggregate Royalty Payments previously paid during the period of the audit were underpaid by an amount greater than 5% of the aggregate Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm shall not disclose the confidential information of the Seller or any such Licensee relating to the Product to the Royalty Interest Agent, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Royalty Interest Agent as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to any Buyer, then such underpayment, shall be paid by the Seller to such Buyer within thirty (30) calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to any Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to such Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder to such Buyer, such Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5  Intellectual Property Matters.

(a)  The Seller shall provide to each Buyer a copy of any written notice received by the Seller or the Seller Subsidiary from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b)  The Seller shall promptly inform each Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to each Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller or the Seller Subsidiary, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(c)  Within ten (10) Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide each Buyer with written notice of such enforcement action.

(d)  If the Seller or the Seller Subsidiary recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to the Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Licensees of such Patent Rights entitled to such reimbursement under any such In-License or Out-License ) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licensees of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales.

Section 6.6  In-Licenses.

(a)  The Seller shall promptly (and in any event within five (5) Business Days) provide each Buyer with (i) executed copies of any In-License entered into by the Seller or its Subsidiaries after the date hereof, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License, entered into by the Seller or its Subsidiaries after the date hereof.

(b)  The Seller shall use commercially reasonable efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten (10) Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide each Buyer a copy thereof. The Seller shall use its commercially reasonable efforts to cure any material breaches by it under any In-License and shall give written notice to each Buyer upon curing any such breach. The Seller shall provide each Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing each Buyer prior written notice. Promptly, and in any event within ten (10) Business Days following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide each Buyer a copy thereof.

Section 6.7  Out-Licenses and Permitted Sales.

(a)  Subject to compliance with this Section 6.7, the Seller may enter into either (i) an Out-License with a Third Party or enter into an agreement to research, develop or manufacture the Product in all or any portion of the world without the Buyer’s prior written consent; provided, that such license shall not assign or otherwise convey title to or impose any Lien, other than the grant of the license or sublicense, in favor of any Third Party (any such license, a “Permitted License,” and the licensee thereof, a “Permitted Licensee”), or (ii) a Permitted Sale.

(b)  The Seller shall promptly (and in any event within ten (10) Business Days) provide each Buyer with (i) executed copies of each Out-License and Permitted Sale, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License or Permitted Sale.

(c)  The Seller shall include in all Out-Licenses (other than Existing Out-Licenses) and all definitive agreement(s) for Permitted Sales provisions permitting the Seller to audit such Licensee or Permitted Purchaser (as applicable) and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 6.4.

(d)  The Seller shall provide each Buyer prompt (and in any event within ten (10) Business Days) written notice of a Licensee’s material breach of its obligations under any Out-License or a Permitted Purchaser’s material breach of its obligations under any Permitted Sale of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e)  The Seller shall provide each Buyer with written notice promptly (and in any event within ten (10) Business Days) following the termination of any Out-License or Permitted Sale.

Section 6.8  Negative Pledge; Preservation of Assets. The Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Product Collateral, except for (a) the security interest granted to the Buyers under this Agreement, (b) Permitted Licenses to Permitted Licensees or (c) Permitted Liens. For the avoidance of doubt, nothing herein shall restrict the Seller or any of its Subsidiaries from incurring unsecured Indebtedness or Indebtedness secured by Permitted Liens.

Section 6.9  Diligence. The Seller shall use Commercially Reasonable Efforts to complete clinical development and Commercialize (either directly or through its Affiliates and Licensees) the Product. In furtherance of the foregoing, the Seller shall use, and shall cause, as applicable, its Affiliates and Licensees to use, Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain all Marketing Approvals required to Commercialize the Product and the Seller shall use, and shall cause, as applicable, its Affiliates and Licensees to use, Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approvals. For clarity, “Commercially Reasonable Efforts” does not mean that the Seller guarantees that it will actually complete clinical development and Commercialize (either directly or through its Affiliates and Licensees) the Product at all or by a specific date.

Section 6.10  Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, the Seller and each Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. The Seller and each Buyer agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.11  Further Assurances. After the Closing, the Seller and each Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 6.12  Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller shall not enter into any contracts or arrangement or otherwise knowingly take any action that would, individually or in the aggregate, reasonably be expected to materially and adversely affect any Buyer’s interest in its Revenue Participation Right or the Back-Up Security Interest.

Section 6.13  Certain Tax Matters.

(a)  The Seller and each Buyer agree that for Tax purposes, (a) the Seller and each Buyer shall treat the transactions contemplated by this Agreement as a sale of such Buyer’s Revenue Participation Right and (b) any and all amounts remitted by the Seller to each Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for each Buyer. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of any Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b)  Notwithstanding anything to the contrary in this Agreement, the Seller and each Buyer shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that such Buyer or the Seller, as applicable, determines that it is required to withhold and deduct under applicable law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party; provided that the Seller and each Buyer shall give the other party prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The Seller shall use commercially reasonable efforts to give or cause to be given to each Buyer, and each Buyer shall use commercially reasonable efforts to give or cause to be given to the Seller, such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable such Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish such Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. Each Buyer agrees (i) to notify the Seller in writing if (A) such Buyer becomes ineligible to use or deliver the Form W-9 or W-8BEN-E delivered to the Seller under Section 5.2(e), or (B) the Form W-9 or W-8BEN-E delivered to the Seller under Section 5.2(e) ceases to be accurate or complete, and (ii) to provide (to the extent it is legally eligible to do so) any additional Tax forms that the Seller may reasonably request.

Section 6.14  Repurchase and Cancellation Upon Qualified Change of Control. In the event of a Qualified Change of Control, each Buyer’s Revenue Participation Right shall remain in place and shall survive the Qualified Change of Control; provided, however, that the Seller shall have the right to submit to the Royalty Interest Agent a proposal to repurchase in cash all, and not less than all, of the Buyers’ Revenue Participation Rights. If mutually agreed between the Seller and the Royalty Interest Agent acting in their sole discretion, each Buyer’s Revenue Participation Right shall be repurchased on such terms and conditions as the Royalty Interest Agent and the Seller may negotiate in their discretion (the “Repurchase Terms”); provided, that all Buyers shall receive notice of the Repurchase Terms and have an opportunity to object within 10 days of receiving such notice, or such later date specified in the notice (the “Repurchase Objection Date”). If all Buyers other than the Royalty Interest Agent (and its Affiliates, if any are Buyers) object, then none of the Buyers’ Revenue Participation Rights shall be repurchased by the Seller (other than the Revenue Participation Right of the Royalty Interest Agent and its Affiliates, in their capacity as a Buyer, which may be sold as consenting Buyers). If fewer than all Buyers other than the Royalty Interest Agent (and its Affiliates, if any are Buyers) object to the Repurchase Terms by the Repurchase Objection Date, then each Buyer’s Revenue Participation Right shall be subject to repurchase by the Seller on the Repurchase Terms (the “Repurchase”). The Repurchase must be completed within 90 days from the Repurchase Objection Date, after which time the Buyers shall be entitled to another 10-day notice and objection period with respect to the Repurchase Terms.

ARTICLE 7

INDEMNIFICATION

Section 7.1  General Indemnity. From and after the Closing:

(a)  the Seller hereby agrees to indemnify, defend and hold harmless each Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b)  each Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of such Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of such Buyer in this Agreement.

Section 7.2  Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3  Limitations on Liability(a). Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) each Buyer’s damages, if any, for any such action or claim will typically include Losses for Royalty Payments that such Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) each Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.4  Exclusive Remedy. Except as set forth in Section 10.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Section 7.5  Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Consideration for U.S. federal income tax to the fullest extent permitted by applicable law.

ARTICLE 8

CONFIDENTIALITY

Section 8.1  Confidentiality. Except as provided in this ARTICLE 8, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)  was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)  is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)  is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2  Authorized Disclosure.

(a)  Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)  prosecuting or defending litigation;

(ii)  complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)  complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)  for regulatory, Tax or customs purposes;

(v)  for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)  disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii)  upon the prior written consent of the Disclosing Party;

(viii)  disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(ix)  as is necessary in connection with a permitted assignment pursuant to Section 10.4.

(b)  Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, no Buyer shall file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(c)  Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by each Buyer and its attorneys and auditors, without further disclosure to any other Representative of such Buyer.

ARTICLE 9

TERMINATION

Section 9.1  Mutual Termination. This Agreement may be terminated by mutual written agreement of all of the parties hereto.

Section 9.2  Automatic Termination. Unless earlier terminated as provided in Section 9.1, following the Closing, this Agreement shall continue in full force and effect until sixty (60) days after such time as the Seller is no longer obligated to make any Royalty Payments to any of the Buyers under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3  Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.3 (Survival) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 10

MISCELLANEOUS

Section 10.1  Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 10.2  Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:

If to the Seller, to it at:

Immunic, Inc.

1200 Avenue of the Americas, Suite 200

New York, NY 10036

Attention: Glenn Whaley

Email: glenn.whaley@imux.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz

Email: Ilan.Katz@Dentons.com

If to the Royalty Interest Agent, to it at:

BVF Partners L.P.

44 Montgomery Street

40th Floor

San Francisco, CA 94104

Attention: James Kratky

Email: kratky@bvflp.com

with a copy to:

Gibson, Dunn & Crutcher, LLP
One Embarcadero Center

Suite 2600

San Francisco, CA 94111

Attention: Ryan A. Murr & Branden C. Berns

Email: RMurr@gibsondunn.com & BBerns@gibsondunn.com

If to the Buyers: to the address and email address set forth beside each Buyer’s name in the “Notice Information” column on Exhibit A hereto.

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii)  when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iiii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 10.3  Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses, provided that the Seller shall reimburse the actual and accountable fees and expenses of BVF incurred in connection with this Agreement, not to exceed $300,000 in the aggregate.

Section 10.4  Assignment. The Seller may not assign in whole or in part this Agreement, any of its rights or obligations hereunder, or any of its rights in the Product, including any Product Rights, without each Buyer’s prior written consent, except (a) for a Permitted Sale; or (b) to a Third Party in connection with the sale or transfer of all or substantially all of the Seller’s business or assets related to the Product, whether by merger, sale of assets, reorganization, or other conveyance of title and only if upon closing any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to each Buyer in which it assumes all of the obligations of the Seller to each Buyer under this Agreement, and such Affiliate or Third Party shall be deemed an assignee of Seller under this Agreement.  Following the Closing, each Buyer may assign this Agreement in whole or in part only on connection with a Permitted Transfer. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 10.4 shall be null and void.

Section 10.5  Amendment and Waiver.

(a)  This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.6  Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 10.7  No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyers and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 10.8  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.9  Jurisdiction; Venue.

(a)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.2 HEREOF.

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)  Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

Section 10.10  Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.11  Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the Seller and the Royalty Interest Agent will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 10.12  Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.13  Relationship of the Parties. The relationship between each Buyer and the Seller is solely that of purchaser and seller, and each Buyer and the Seller have no fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute any Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. Each Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

IMMUNIC, INC.

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

BUYERS

[●]

By:	[●]

By:
Name:
Title:

[●]

By:	[●]

By:
Name:
Title:

[●]

By:	[●]

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

ROYALTY INTEREST AGENT

BVF Partners L.P.

By:	[●]

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Buyers

Exhibit B

Bill of Sale

Exhibit C

Form of Seller Opinion

Exhibit D

Form of Royalty Report